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                                                                    Exhibit 99.2


news release                                           [TENNECO AUTOMOTIVE LOGO]


          Contacts:        Jim Spangler                  Marc Harlow
                           Media Relations               Media Relations
                           847 482-5810                  313 567-5014
                           jspangler@tenneco.com         mharlow@franco.com

                           Leslie Hunziker
                           Investor Relations
                           847 482-5042
                           lhunziker@tenneco.com


                           TENNECO AUTOMOTIVE ACQUIRES
             BUSINESS OF EXHAUST SYSTEMS SUPPLIER TO HARLEY-DAVIDSON
            Company Expands Presence in the Specialty Vehicle Market


Lake Forest, Illinois, February 2, 2005 - Tenneco Automotive (NYSE: TEN) announced today that it has acquired substantially all the assets of Gabilan Manufacturing, Inc., a privately held company that has developed and manufactured motorcycle exhaust systems exclusively for Harley-Davidson motorcycles since 1978.

Gabilan, which generated $38 million in revenues in 2004, is the exclusive muffler manufacturer for all of Harley-Davidson's motorcycle families. Based in Salinas, California, the company also produces aftermarket muffler kits solely for Harley-Davidson. Tenneco Automotive has reached a long-term supply agreement with Harley-Davidson to continue these relationships.

"We are very excited to add the Gabilan Manufacturing operations to the Tenneco Automotive team," said Mark P. Frissora, chairman and chief executive officer, Tenneco Automotive. "This acquisition is the first in our company's five-year history and represents another execution of our consistent strategy to grow through niche opportunities. We are looking forward to further aligning with Harley-Davidson, a



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company that possesses one of the world's most recognized brands and an incredible success story punctuated by 19 consecutive years of compounded annual growth."

Tenneco Automotive purchased Gabilan's assets for $10 million in cash and expects the acquisition to be accretive within the first year. The acquisition is effective immediately.

As part of the acquisition agreement, Tenneco Automotive is acquiring nearly all the assets of Gabilan Manufacturing. The company is not acquiring the Gabilan name, Gabilan real estate at Salinas, California, its discontinued farm equipment or other businesses or certain liabilities associated with the exhaust business. Tenneco Automotive will lease the facility in Salinas and will assume the current leasing agreements at the other Gabilan facilities.

The reputation of Gabilan's motorcycle exhaust business has been built on quality and customer service. The business has about 240 employees, the majority of which are located at Gabilan's headquarters and main manufacturing facility in Salinas. The company also operates three other facilities in Lincoln, NE, Milwaukee,WI and Emigsville, PA.

"We are very pleased with this announcement," said Matt Levatich, vice president materials management, for Harley-Davidson. "The relationship we've had with Gabilan will be further enhanced by Tenneco Automotive with the addition of its broad engineering and manufacturing resources and advanced technology capabilities."



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 "We are confident there will be a seamless transition in terms of product quality, delivery and service, as our focus will be on achieving 100 percent total customer satisfaction for Harley-Davidson," Frissora said.

ABOUT TENNECO AUTOMOTIVE
Tenneco Automotive is a $4.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 18,800 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Gillet (TM), Walker(R), Quiet-Flow(TM) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components. Any other product names, trademarks and registered trademarks are the properties of their respective owners.

ABOUT GABILAN MANUFACTURING
Gabilan Manufacturing, Inc. develops and manufactures original equipment motorcycle exhaust systems, primarily mufflers, exclusively for Harley-Davidson, Inc., the world's leading heavy weight motorcycle company. The Salinas, California company also produces motorcycle aftermarket muffler kits exclusively for Harley-Davidson.

This press release contains forward-looking statements. Words such as "will", "expects" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business;
(iii) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (iv) the cost of compliance with changes in regulations, including environmental regulations;
(v) workforce factors such as strikes or labor interruptions; (vi) material substitutions and increases in the costs of raw materials; (vii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; and (xviii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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